FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 7, 2013	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2012 Results

West Des Moines, Iowa, February 7, 2013 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2012	2011
Net income (loss) attributable to FBL	$22,586	$(47,620)
Operating income	24,180	20,335
Earnings per common share (assuming dilution):
Net income (loss)	0.86	(1.55)
Operating income	0.93	0.65

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the fourth quarter of 2012 of $22.6 million, or $0.86 per diluted common share compared to a loss of $47.6 million, or $1.55 per diluted common share, for the fourth quarter of 2011.

Operating Income(1). Operating income totaled $24.2 million, or $0.93 per common share, for the fourth quarter of 2012, compared to $20.3 million, or $0.65 per common share, for the fourth quarter of 2011. Fourth quarter 2012 operating income reflects strong underlying results, increased investment fee income, increased equity income and the benefit of $0.04 per share from unlocking assumptions used in the calculation of deferred acquisition costs. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"I am very pleased to report that FBL Financial Group delivered another strong quarter of financial results with net income of $0.86 per share and operating income of $0.93 per share. These results cap off a very positive year for FBL Financial Group, reflecting the steady growth of Farm Bureau Life Insurance Company as well as the continued execution of our capital management plans," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "Given the macroeconomic environment, we are maintaining a robust capital position, prudently managing expenses and emphasizing life insurance sales, with life premiums collected up 23 percent during the quarter and 11 percent for the year. We are well positioned as we move forward in 2013, focused on our Farm Bureau marketplace."

Product Revenues. Premiums and product charges for the fourth quarter of 2012 totaled $70.5 million compared to $66.8 million in the fourth quarter of 2011. Interest sensitive product charges increased nine percent while traditional life insurance premiums increased four percent during the quarter. Premiums collected(2) in the fourth quarter of 2012 totaled $145.3 million compared to $144.2 million in the fourth quarter of 2011. Life insurance premiums collected increased 23 percent, while annuity premiums collected declined 17 percent, reflecting the focus on life insurance sales and the suspension of certain annuity products due to the low interest rate environment.

Investment Income. Net investment income in the fourth quarter of 2012 totaled $91.5 million compared to $86.0 million in the fourth quarter of 2011. The increase is due to an increase in average invested assets and an increase in investment fee income, partially offset by lower investment yields on investments purchased during the quarter. The annualized yield earned on average invested assets, with securities at cost, was 5.87 percent for the year ended December 31, 2012, compared to 6.01 percent for the year ended December 31, 2011. At December 31, 2012, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $133.0 million in the fourth quarter of 2012, a decrease from $163.6 million in the fourth quarter of 2011, primarily reflecting the loss on debt redemption in 2011. In the fourth quarter of 2012, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, resulting in a benefit of $0.04 per share after-tax.

Net Realized Gains/Losses on Investments. In the fourth quarter of 2012, FBL Financial Group recognized net realized losses on investments of $1.1 million. The net realized loss on investments of $1.1 million is attributable to gains on sales of $6.9 million, losses on sales of $0.1 million and impairments of $7.9 million.

Capital and Book Value Increase. As of December 31, 2012, the book value per share of FBL Financial Group common stock totaled $47.47, a 21 percent increase from $39.13 at December 31, 2011. This reflects positive operating results, higher investment valuations and repurchasing shares at a discount to book value. Book value per share, excluding accumulated other comprehensive income(3), increased to $36.09 at December 31, 2012 from $33.33 at December 31, 2011. During the fourth quarter of 2012, Farm Bureau Life Insurance Company paid a $45 million dividend to FBL Financial Group in order to increase financial flexibility at the holding company level. The December 31, 2012 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the year to approximately 504 percent.

Stock Repurchases. During the quarter, FBL repurchased 537,688 shares for a cost of $17.7 million, including expenses. During 2012, FBL repurchased a total of 5.5 million shares for a cost of $181.9 million, via open market and block trade repurchases. The 2012 repurchases represent 18 percent of the total common shares outstanding as of December 31, 2011.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 8, 2013, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Interest sensitive product charges	$26,350	$24,139	$101,410	$97,103
Traditional life insurance premiums	44,169	42,651	175,086	168,519
Net investment income	91,531	86,008	361,324	343,310
Net realized capital gains on sales of investments	6,810	746	17,479	5,355

Total other-than-temporary impairment losses	(5,211)	(7,308)	(26,399)	(20,206)
Non-credit portion in other comprehensive income	(2,698)	(964)	9,372	6,555
Net impairment loss recognized in earnings	(7,909)	(8,272)	(17,027)	(13,651)

Other income	3,643	3,866	17,268	17,701
Total revenues	164,594	149,138	655,540	618,337

Benefits and expenses:
Interest sensitive product benefits	49,337	47,831	196,387	192,082
Traditional life insurance benefits	39,365	39,046	156,290	148,959
Policyholder dividends	3,382	4,265	14,275	17,030
Underwriting, acquisition and insurance expenses	34,866	32,418	141,906	128,184
Interest expense	1,980	2,008	7,952	8,532
Loss on debt redemption	—	33,176	33	33,176
Other expenses	4,054	4,884	20,513	20,652
Total benefits and expenses	132,984	163,628	537,356	548,615
	31,610	(14,490)	118,184	69,722
Income taxes	(10,451)	7,711	(40,071)	(18,797)
Equity income, net of related income taxes	1,374	265	4,683	1,284
Net income (loss) from continuing operations	22,533	(6,514)	82,796	52,209
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	—	(54,143)	(2,252)	(54,143)
Income (loss) from discontinued operations, net of tax	22	13,064	(687)	42,679
Total income (loss) from discontinued operations	22	(41,079)	(2,939)	(11,464)
Net income (loss)	22,555	(47,593)	79,857	40,745
Net loss (gain) attributable to noncontrolling interest	31	(27)	83	(6)
Net income (loss) attributable to FBL Financial Group, Inc.	$22,586	$(47,620)	$79,940	$40,739

Earnings (loss) per common share - assuming dilution	$0.86	$(1.55)	$2.87	$1.30

Weighted average common shares	25,778,640	30,746,339	27,497,146	30,726,009
Effect of dilutive securities	315,157	—	341,402	489,014
Weighted average common shares - diluted	26,093,797	30,746,339	27,838,548	31,215,023

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the impact of discontinued operations and loss on debt redemption. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$22,586	$(47,620)	$79,940	$40,739
Adjustments:
Loss on debt redemption (a)	—	21,564	22	21,564
Net impact of discontinued operations (a)	(22)	41,079	2,939	11,464
Net realized gains/losses on investments (a)	1,774	5,031	477	5,983
Change in net unrealized gains/losses on derivatives (a)	(158)	281	(619)	(932)
Operating income	$24,180	$20,335	$82,759	$78,818

Operating income per common share - assuming dilution	$0.93	$0.65	$2.97	$2.52

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2012	December 31, 2011
Book value per share	$47.47	$39.13
Less: Per share impact of accumulated other comprehensive income	11.38	5.80
Book value per share, excluding accumulated other comprehensive income	$36.09	$33.33

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $289.9 million at December 31, 2012 and $177.8 million at December 31, 2011. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2012	December 31, 2011
Assets
Investments	$7,160,650	$6,397,195
Cash and cash equivalents	78,074	296,339
Deferred acquisition costs	204,326	260,256
Other assets	355,867	340,048
Restricted debt defeasance trust assets	—	211,627
Assets held in separate accounts	618,809	603,903
Total assets	$8,417,726	$8,109,368

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,507,921	$5,146,852
Other policy funds, claims and benefits	626,830	611,724
Debt	147,000	321,226
Other liabilities	304,919	223,234
Liabilities related to separate accounts	618,809	603,903
Total liabilities	7,205,479	6,906,939

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	115,706	129,684
Class B common stock	7,522	7,522
Accumulated other comprehensive income	289,853	177,845
Retained earnings	796,110	884,263
Total FBL Financial Group, Inc. stockholders' equity	1,212,191	1,202,314
Noncontrolling interest	56	115
Total stockholders' equity	1,212,247	1,202,429
Total liabilities and stockholders' equity	$8,417,726	$8,109,368

Common shares outstanding	25,475,074	30,650,634

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